Exhibit 99.1

Elite Pharmaceuticals, Inc. Appoints Mark Pellegrino as Chief Financial Officer

Northvale, NJ – May 3, 2023: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company developing and manufacturing niche generic products, today announced the appointment of Mark Pellegrino as its Chief Financial Officer (CFO), effective May 1, 2023.

Pellegrino joins Elite with more than 30 years of experience in financial and operational leadership, primarily in the life sciences sector, including manufacturing and distribution. Pellegrino served for nearly a decade as Senior Director of Finance and Administration at Kedrion Biopharma, Inc., the U.S. division of a multi-national company. Pellegrino also served as CFO for Digital Products, Inc. and spent fifteen years as Vice President of Finance for Romaco, Inc. He most recently held a position at Barbera & Barbera as a consultant in finance and tax. Pellegrino brings a wealth of diversified leadership in corporate operations, corporate finance, and accounting for private and public companies.

“Mark is a highly accomplished executive, and we welcome him to our executive team,” said Nasrat Hakim, President and CEO of Elite. “Mark’s background in finance for healthcare, manufacturing and distribution makes him a great fit for Elite.”

Pellegrino has a Bachelor of Science in Accounting from Montclair State College. He is a Certified Public Accountant (CPA).

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and distributes niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products, some of which are licensed to Prasco, LLC and TAGI Pharma. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance, or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties, and other factors not under the control of Elite, which may cause actual results, performance, or achievements of Elite to be materially different from the results, performance, or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com